AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 26 day of August, 1996, by and between GRIFFIS/BLESSING, INC., a Colorado corporation ("Purchaser") and TEMPLETON INVESTORS, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty-Four Million Five Hundred Thousand and No/100 Dollars ($24,500,000.00) ("Purchase Price"), that certain property ("Property") in Colorado Springs, Colorado, more particularly described on Exhibit A attached hereto, which Property is known as Templeton Park Apartments.
Included in the Purchase Price is the following:

          a. That certain real property ("Real Property") in Colorado Springs, Colorado, and more particularly described on Exhibit A attached hereto, together with improvements thereon consisting of a 72 building/496 unit apartment complex, pools, party rooms, parking and other amenities ("Improvements"), which is known as Templeton Park Apartments;

          b. All of Seller's right, title and interest in and to any and all the personal property set forth on Exhibit B which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale ("Personal Property");

          c. All of Seller's right, title and interest in and to any and all utility taps, licenses, permits, contract rights, warranties, guarantees, and all variations thereof (except reimbursements), and in any and all other intangible personal property associated with or related to the Real Property or the Improvements ("Intangibles");

          d. All of Seller's right, title and interest in and to any and all contracts and all other intangible personal property associated with or related to the Real Property and Improvements ("Service Contracts"); and

          e. All tenants leases and security deposits at the Real Property described on Exhibit K ("Leases"). The Real Property and Improvements, Personal Property, Intangibles, Service Contracts and Leases are collectively called the "Property".

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of $300,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $24,500,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Central Time on the Closing Date. If the funds are not received by the Title Insurer by 12:00 Noon Central Time, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Attached hereto as Exhibit D is a title commitment dated June 14, 1996 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Lawyers Title Insurance Corporation ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate and personalty taxes not yet due and payable, and the special title exceptions set forth in Schedule B-Section 2, Numbers 6 through 13 of the Title Commitment plus an exception for leases and tenancies at the Property. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Seller shall pay the costs of the Title Policy; however, Purchaser shall pay the costs of "extended coverage" or any special endorsements which Purchaser requires.

          b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by Spiska Engineering Inc. dated March 7, 1985. Prior to the Closing, Seller will have the Survey updated and certified to the Purchaser, the Title Insurer, and the Purchaser's lender. Seller shall pay the cost of the updated Survey. However, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work. If the updated Survey discloses matters which are not reflected on the original Survey and which would prevent the Title Insurer from deleting the survey exception from the Title Policy ("Survey Defects"), then upon notice delivered to Seller by Purchaser within five (5) days after receipt of the updated Survey, Seller shall either cause the Survey Defects to be removed from the updated Survey or cause the Title Insurer to insure against loss or damage resulting from the Survey Defects ("Title Indemnity"). If Seller is unwilling to (i) have the Survey Defects removed from the updated Survey or (ii) cause the Title Insurer to issue a Title Indemnity to Purchaser within five (5) days after receipt of notice from Purchaser of the Survey Defects, then Purchaser shall have the right to elect to terminate this Agreement. Purchaser shall notify Seller of its election within three (3) days after receipt of notice from Seller that the Survey Defects will not be removed or that the Title Insurer will not issue the Title Indemnity. If Purchaser fails to make the election within the aforesaid three (3) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to Purchaser.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser. Notwithstanding the aforesaid, Seller will be obligated to remove all Unpermitted Exceptions of a definite ascertainable amount on or before the Closing Date.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of Real Property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration in a good and workmanlike manner. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds the amounts stated above, then Seller can elect to either: (a) repair and restore same upon prior notice to Purchaser served within twenty (20) business days of such casualty and provided Purchaser has elected in writing to not terminate this Agreement in its sole discretion, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration; or (b) terminate this Agreement upon notice to Purchaser served within twenty (20) business days of such casualty. If Seller elects to terminate this Agreement pursuant to this Paragraph, then Purchaser will have the option to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible, provided Purchaser notifies Seller by notice served within twenty (20) days after receipt of Seller's notice of election to terminate. If Seller is required to repair or restore the Property, then Purchaser shall have the right to elect to close prior to the completion of the restoration. In such event, the parties shall enter into an escrow agreement on the Closing Date whereby Seller shall deposit into the escrow sufficient funds in order to pay for the repair or restoration.

          b. If condemnation proceedings ("Proceedings") are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph a or b, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     7.   AS-IS CONDITION.

          a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement or the Deed, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8.   CLOSING.

          a. The closing ("Closing") of this transaction shall be on November 18, 1996 ("Closing Date"), at the office of the Purchaser's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

          b. Purchaser can elect to change the Closing Date to a date which is earlier than November 18, 1996 and which is mutually acceptable to Purchaser and Seller ("Accelerated Closing Date"), provided that Purchaser delivers notice to the Seller and Escrow Agent no later than ten (10) days prior to the Accelerated Closing Date.

          c. Upon Notice delivered to the Seller and Escrow Agent no later than November 12, 1996, Purchaser shall have the right to extend the Closing Date to December 17, 1996, ("Extended Closing Date") provided that the Notice is accompanied by federally wired funds or a cashier's or unendorsed certified check in the sum of $50,000.00 as additional Earnest Money to be deposited with and held by Escrow Agent in accordance with the provisions of the Escrow Agreement. Thereafter, all references herein to the Closing Date shall mean the Extended Closing Date. The additional deposit of $50,000.00 shall be credited to the balance of the Purchase Price due at Closing.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all Service Contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated and certified rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); an executed Assignment of Intangibles (in the form of Exhibit M attached hereto);

and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. SUBJECT TO PARAGRAPH WITH RESPECT TO THE APPROVAL PERIOD DATE CONTINGENCY, IN THE EVENT OF A MATERIAL DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO RECOVER ACTUAL THIRD PARTY COSTS IN AN AMOUNT NOT TO EXCEED THE AMOUNT OF EARNEST MONEY THEN ON DEPOSIT WITH THE ESCROW AGENT AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. HOWEVER, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED AND THE OTHER DOCUMENTS REQUIRED TO BE DELIVERED AT CLOSING, THEN PURCHASER MAY SUE FOR SPECIFIC PERFORMANCE.

     12.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of 5% of collections; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the day before Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent"), then any Delinquent Rent received by Purchaser within thirty (30) days of Closing shall be paid to Seller. All other Delinquent Rent shall remain property of the Purchaser. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement and the Escrow Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment of this Agreement and the Escrow Agreement to an entity in which the same persons owning Purchaser own an interest even if such interest is not a controlling interest and its trade facilitator in connection with any IRS Section 1031 exchange; provided that such assignment is effected at least 15 business days prior to the Closing Date.

     15.  BROKER.

          a. The parties hereto acknowledge that CB Commercial Real Estate Group, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller.
Except for fees which Purchaser may pay to its partners or affiliates of its partners pursuant to Purchaser's partnership agreement, Purchaser has not paid and will not pay before, at or after the Closing any fees, commissions or compensation to any person directly or indirectly on account of this Agreement, its negotiation or the sale contemplated hereby. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

          b. Seller acknowledges that Purchaser and/or its principals are real estate brokers and/or agents licensed in the states of Colorado, North Carolina and/or California. Seller also acknowledges that certain principals of Purchaser are affiliated with (as agents or brokers) the Broker. Seller also acknowledges that Purchaser and/or principals of Purchaser have no agency relationship or fiduciary duty to Seller.

     16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

          a. Seller has delivered (or will make available) to Purchaser copies of the most recent available tax bills, rent rolls, Survey, Leases (which are available for inspection and copying at the Property), insurance premiums, Service Contracts, Title Commitment, and all of Seller's books and records pertaining to the operation and management of the Property (which are available for inspection and copying at the Property) (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Time) on September 18, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property, including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

          c. If Purchaser disapproves the Documents or the condition of the Property, which disapproval may be in its sole discretion, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser except for $25,000.00 which shall be remitted to Seller unless Seller is in default or the Property contains an Unpermitted Exception which cannot be removed by Seller. If Purchaser does not deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

     17. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter and Mark Van De Hey (the asset manager), and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter or Mark Van De Hey has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, and which shall survive the Closing and delivery of the Deed for a period of ninety (90) days:

               i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit K which will be updated as of the Closing Date is true and accurate.

               iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

               iv. Seller has not received any written notice from any governmental authority that the Property contains Hazardous Materials or Hazardous Substances.

               v. Attached hereto as Exhibit N is a list of all Service Contracts affecting the Property.

          c.   Seller covenants that:

               i. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

          d. If on or prior to the Closing Date, Seller discovers that a representation or warranty is untrue, then upon receipt of notice from Seller, Purchaser can elect to terminate this Agreement or take title to the Property subject to the untrue representation or warranty. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to Purchaser.

     19. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit L is a list of reports ("Reports") of the Property, which Seller has delivered to Purchaser, at Purchaser's request. Seller makes no representation or warranty that the Reports are accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Reports, including, without limitation, the matters set forth in the Reports or the accuracy and/or completeness of the Reports.

     20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. The provisions of this Paragraph shall also apply to the Assignment of Leases (Exhibit H) notwithstanding that it has been omitted therefrom.

     21. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Al Lieberman
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Ian C. Griffis
                              Griffis/Blessing
                              102 N. Cascade Ave.
                              Fifth Floor
                              Colorado Springs, Colorado 80903
                              719/520-1234
                              719/520-1204 (FAX)

          with a copy to:     Gilbert G. Weiskopf
                              Braden, Frindt, Stinar & Stageman L.L.C.
                              102 N. Cascade
                              Suite 350
                              Colorado Springs, Colorado 80903
                              719/635-4200
                              719/635-2493 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before 5:00 P.M. Central Time or the next day if sent by facsimile after 5:00 P.M. Central Time, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     24. SELLER'S COOPERATION - 1031 EXCHANGES. Seller agrees to cooperate with Purchaser to effect one or more IRS Code Section 1031 tax deferred exchanges, provided there shall be no added cost, liability or delay hereunder to Seller as a result of such cooperation.

     25. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Earnest Money;

          b.   One (1) fully executed copy of this Agreement; and

          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     26. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Colorado.

     27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
August 18, 1996.
                              GRIFFIS/BLESSING, INC., a Colorado
                              corporation

                              By:  /s/Ian C. Griffis   President
                                   ------------------------------



Executed by Seller on         SELLER:
August 26, 1996.
                              TEMPLETON INVESTORS, an Illinois
                              limited partnership

                              By:  Balcor Partners-XVI, an
                                   Illinois general partnership,
                                   the general partner

                              By:  RGF-Balcor Associates-II, an
                                   Illinois general partnership,
                                   a partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a general partner


                              By:  /s/ John K. Powell
                                   ------------------------------

Templeton Park

CB Commercial Real Estate Group, Inc. ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              CB COMMERCIAL REAL ESTATE GROUP,
                              INC.

                              By:  ___________________________________

                                   EXHIBITS

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment of Service Contracts

H    -    Assignment of Leases and Security Deposits

I    -    Notice to Tenants

J    -    Non-Foreign Affidavit

K    -    Rent Roll

L    -    Reports

M    -    Assignment of Intangibles

N    -    List of Service Contracts